Exhibit 35.1

Commercial Mortgage Servicing D1086-120, 12th Floor 550 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of October 1, 2011, by and among GS Mortgage Securities Corporation II, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Torchlight Loan Services, LLC, as Special Servicer, Deutsche Bank Trust Company Americas, as Trustee, and Citibank, N.A., as Certificate Administrator, with respect to Commercial Mortgage Pass-Through Certificates Series 2011-GC5 (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.08 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.	A review of the activities of the Master Servicer during the period from January 1, 2012 through December 31, 2012, and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period January 1, 2012 through December 31, 2012.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 13th day of March 2013.

/s/ Daniel E. Bober
Executive Vice President Commercial Mortgage Servicing Wells Fargo Bank

Wells Fargo Bank, N.A.